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                                                                    EXHIBIT 99.1


(KUPPER PARKER COMMUNICATIONS LOGO)



        KUPPER PARKER COMMUNICATIONS AUDITED FISCAL 2003 RESULTS INCREASE

ST. LOUIS, January 30, 2004 - Kupper Parker Communications, Inc. (OTC/BB:
KPCG.OB), a global marketing communications company, today announced that upon completion of its annual audit, the company's financial results increased from unaudited results announced on November 24, 2003.

For the fiscal year ended October 31, 2003, net income was $1,218,783 or $.21 per share. This is due to net adjustments of $212,872 resulting primarily from the Federal income tax benefit of a net operating loss carryback recorded in the fourth quarter of 2003, which also increased fourth quarter net income to $499,977 or $.09 per share.

The company had originally announced unaudited net income of $1,005,911, or $.17 per share for the year, and $287,105 or $.05 per share for the fourth quarter.

About Kupper Parker Communications

Headquartered in St. Louis, KPC provides a full range of marketing communications services domestically and internationally through its offices and affiliates in 14 markets in the United States and Europe. KPC's U.S. markets include: Boston; Chicago; Kansas City, Mo.; Louisville, Ky.; Memphis, Tenn.; Melville, NY; Pensacola, Fl.; and St. Louis. KPC extends its services in Europe through an ownership interest in Communications in Business, headquartered in London with offices in Brussels, Dusseldorf, Milan, Paris and Madrid.

KPC ranks in the top 25 independent agency brands in the U.S. according to AdWeek, and in the top 25 independent PR firms according to PRWeek.

SAFE HARBOR

Statements included in this news release may contain forward-looking statements, including but not limited to statements of the Company's plans, objectives, expectations or intentions, that involve risk and uncertainties. The Company's actual results may differ significantly from those projected or suggested in any forward-looking statement due to a variety of factors, which are discussed in detail in the Company's filings with the Securities and Exchange Commission.

More information is located at www.kupperparker.com.

CONTACT:    Mary Scholz Barber
            Kupper Parker Communications
            (314) 290-2013
            mbarber@kupperparker.com